EXHIBIT 5.1

February 10, 2004

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, WA 98119

RE:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Cell Therapeutics, Inc., a Washington corporation (the “Company”), in connection with the filing of Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of common stock, no par value, of the Company (the “Common Stock” or the “Securities”). The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act. The aggregate public offering price of the Securities being registered is $75,000,000.

Based on such examination, we are of the opinion that when the issuance of the shares of Common Stock has been duly authorized by appropriate corporate action and the shares of Common Stock have been duly issued, sold and delivered, the shares of Common Stock will be legally issued, fully paid and nonassessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the state of Washington and the federal laws of the United States.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI,

Professional Corporation